Exhibit 4.2

FIRST HORIZON CORPORATION

Officers’ Certificate

March 7, 2025

Reference is made to the Indenture, dated as of December 20, 2010, as supplemented by the Supplemental Indenture No. 1, dated as of May 26, 2020 and the Supplemental Indenture No. 2, dated as of March 7, 2025 (together, the “Indenture”), between First Horizon Corporation, a Tennessee corporation (the “Company”), and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”). Capitalized terms used herein and not defined shall have the meanings ascribed to them in the Indenture.

Hope Dmuchowski, Senior Executive Vice President and Chief Financial Officer and Dane P. Smith, Treasurer of the Company, as Authorized Officers pursuant to the resolutions duly adopted by the Board of Directors of the Company on January 26, 2016 attached hereto as Annex A, the resolutions duly adopted by the Board of Directors of the Company on October 23, 2018 attached hereto as Annex B, the resolutions duly adopted by the Board of Directors of the Company on October 27, 2020 attached hereto as Annex C, the resolutions duly adopted by the Board of Directors of the Company on April 26, 2022 attached hereto as Annex D and resolutions duly adopted by the Pricing Committee of the Board of Directors of the Company on March 4, 2025 attached hereto as Annex E (such Board of Directors and Pricing Committee resolutions and instruments being referred to herein collectively as the “Resolutions”), hereby establish a series of securities under the Indenture with the following terms:

1.	A series of securities are designated and shall be known as the Company’s “5.514% Fixed Rate / Floating Rate Senior Notes due 2031” (the “Notes”).

2.	The aggregate principal amount of the Notes which may be initially authenticated and delivered under the Indenture is $500,000,000 (except for Notes authenticated and delivered upon registration of transfer of, or exchange for, or in lieu of, other Notes of or within the series pursuant to Section 304, 305, 306, 906 or 1107 of the Indenture); provided that the Company may from time to time, without notice to or the consent of the Holders of the Notes, create and issue further Securities of the Notes (the “Additional Securities”) having the same terms and ranking equally and ratably with the Notes in all respects and with the same CUSIP number as such Notes, or in all respects except for the payment of interest accruing prior to the issue date of such Additional Securities and/or except for the first payment of interest following the issue date of such Additional Securities. Any Additional Securities will be consolidated and form a single series with the Notes and shall have the same terms as to status, redemption and otherwise as such Notes.

3.	Interest will be payable to the Person in whose name a Note (or any Predecessor Securities) is registered at the close of business on the Regular Record Date.

4.	The Stated Maturity of the principal amount of the Notes shall be March 7, 2031.

5.	During the period from, and including, March 7, 2025, to, but excluding, March 7, 2030 (the “Fixed Rate Period”), the Notes will bear interest at the rate of 5.514% per annum. Interest during the Fixed Rate Period will be payable semi-annually in arrears on March 7 and September 7 of each year, beginning on September 7, 2025 and ending on March 7, 2030 (each such date, a “Fixed Interest Payment Date”). During the period from, and including, March 7, 2030, to, but excluding, the maturity date (the “Floating Rate Period”), the notes will bear interest at a floating rate per annum equal to Compounded SOFR plus 1.766%, as determined by the Calculation Agent in the manner described in the form of note attached hereto. Interest during the Floating Rate Period will be payable quarterly in arrears on June 7, 2030, September 7, 2030, December 7, 2030 and at the maturity date (each such date, a “Floating Interest Payment Date”).

6.	Subject to Section 11 below, the principal of and interest on the Notes will be payable at the office or agency of the Company maintained for that purpose pursuant to the Indenture, which shall be initially the corporate trust office of the Trustee; provided, however, that at the option of the Company, such payment of interest may be made by check mailed to the person entitled thereto as provided in the Indenture.

7.	The Notes are subject to redemption, at the option of the Company, in whole or, in the case of Notes with a principal amount in excess of $2,000, in part, at such times and as provided in the forms of Global Note attached as Annex F.

8.	The Company shall not be obligated to redeem or purchase any Note pursuant to any sinking fund or analogous provision, or at the option of any Holder thereof.

9.	The Notes shall be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

10.	The Notes shall be subject to defeasance and covenant defeasance pursuant to Sections 1302 and 1303 of the Indenture, and those Sections shall be applicable in their entirety to the Notes.

11.	The Notes will be issued in the form of one or more fully registered Global Notes, in substantially the form of Annex F hereto, which will be deposited with, or on behalf of, The Depository Trust Company (“DTC”), as depositary, and registered in the name of Cede & Co., DTC’s nominee.

12.	The Notes and the authentication pages to the Notes may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. The Trustee may authenticate the Note by manual or electronic signature. Electronically imaged signatures such as .pdf files, faxed signatures or other electronic signatures to the Note and the authentication pages to the Note shall have the same effect as original signatures.

13.	The Notes will have the other terms and conditions set forth in the form of Global Notes as attached as Annex F hereto.

[Remainder of page intentionally blank]

IN WITNESS WHEREOF, I have hereunto signed my name, as of the date first above written.

FIRST HORIZON CORPORATION

By:	/s/ Hope Dmuchowski
	Name:	Hope Dmuchowski
	Title:	Senior Executive Vice President and Chief Financial Officer

By:	/s/ Dane P. Smith
	Name:	Dane P. Smith
	Title:	Senior Vice President and Corporate Treasurer

[Signature Page to Officers’ Certificate under Section 301 of the Indenture]

[SPECIMEN]

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (“DTC”) TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO. HAS AN INTEREST HEREIN.

THIS SECURITY IS NOT A DEPOSIT AND IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

BY ACCEPTING THIS SECURITY, EACH HOLDER OF THIS SECURITY WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (1) IT IS NOT AN EMPLOYEE BENEFIT PLAN SUBJECT TO THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”); A PLAN DESCRIBED IN SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “INTERNAL REVENUE CODE”); A PLAN SUBJECT TO PROVISIONS UNDER APPLICABLE FEDERAL, STATE, LOCAL, NON-UNITED STATES OR OTHER LAWS OR REGULATIONS SIMILAR TO THE REQUIREMENTS OF SECTION 406 OF ERISA OR SECTION 4975 OF THE INTERNAL REVENUE CODE (COLLECTIVELY, “SIMILAR LAWS”); OR ANY ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF ANY SUCH PLAN, ACCOUNT OR ARRANGEMENT (EACH A “PLAN”); AND NO PORTION OF THE ASSETS USED TO ACQUIRE OR HOLD THE SECURITY CONSTITUTE ASSETS OF ANY PLAN OR (2) THE PURCHASE, HOLDING AND DISPOSITION OF THE SECURITY WILL NOT CONSTITUTE A NON- EXEMPT PROHIBITED TRANSACTION UNDER ERISA OR THE INTERNAL REVENUE CODE OR A SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAWS.

FIRST HORIZON CORPORATION
5.514% FIXED RATE / FLOATING RATE Senior NoteS due 2031

No.

CUSIP No.

ISIN No.	$

First Horizon Corporation, a corporation duly organized and existing under the laws of Tennessee (herein called the “Company”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & CO., as nominee of The Depository Trust Company, or registered assigns, the principal sum of                    (U.S. $                  ) on March 7, 2031 (such date is hereinafter referred to as the “Maturity Date”), and to pay interest thereon (a) from, and including, March 7, 2025, to, but excluding, March 7, 2030 (the “fixed rate period”), at the rate of 5.514% per annum, payable semi-annually in arrears on March 7 and September 7 of each year, beginning on September 7, 2025 and ending on March 7, 2030 (each such date, a “fixed interest payment date”) and (b) from, and including, March 7, 2030, to, but excluding, the Maturity Date, at a floating rate per annum equal to Compounded SOFR plus 1.766%, as determined by the Calculation Agent (as defined below) in the manner described below, payable quarterly in arrears on June 7, 2030, September 7, 2030, December 7, 2030 and on the Maturity Date (each such date, a “floating interest payment date” and, together with the fixed rate interest payment dates, each, an “Interest Payment Date”). The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the fifteenth (15th) calendar day, whether or not a Business Day, immediately preceding the Interest Payment Date; provided that if this Security is a global note held by DTC, the record date for this Security shall be the close of business on the Business Day preceding the applicable Interest Payment Date; provided, further, that any interest payable on the Maturity Date or any Redemption Date, if applicable, shall be paid to the person to whom the principal will be payable.

Payment of the principal of (and premium, if any) and any such interest on this Security will be made at the office or agency of the Company maintained for that purpose, which shall be initially the corporate trust office of the Trustee, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts, against surrender of this Security in the case of any payment due on the Maturity Date; provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register; and provided, further, that if this Security is a Global Security, payment may be made pursuant to the Applicable Procedures of the Depositary as permitted in the Indenture.

Interest on this Security shall accrue from, and including, March 7, 2025 to, but excluding, the first Interest Payment Date and then from, and including, the immediately preceding Interest Payment Date to which interest has been paid or duly provided for to, but excluding, the next Interest Payment Date (or if this Security is redeemed in accordance with the provisions hereof, any Redemption Date) or the Maturity Date, as applicable. Each of these periods is referred to as an “interest period” for this Security.

During the fixed rate period, interest on this Security shall be computed on the basis of a 360-day year consisting of twelve 30-day months. If any fixed interest payment date, any Redemption Date for this Security or the Maturity Date falls on a day which is not a Business Day, the related payment of principal or interest shall be made on the next day that is a Business Day with the same force and effect as if made on the date such payment was due, and no interest shall accrue on the amount payable for the period from and after such interest payment date, any Redemption Date or the Maturity Date, as applicable.

During the floating rate period, interest on this Security shall be computed on the basis of the actual number of days in each interest period (or any other relevant period) and a 360-day year. The amount of accrued interest payable on this Security for each interest period during the floating rate period shall be computed by multiplying (i) the outstanding principal amount of this Security by (ii) the product of (a) the interest rate for the relevant interest period multiplied by (b) the quotient of the actual number of days in the applicable interest period divided by 360. The interest rate on this Security shall in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application and shall in no event be lower than zero. For the floating rate period, if any floating interest payment date (other than the Maturity Date or any Redemption Date) falls on a day which is not a Business Day, that floating interest payment date shall be postponed and the related payment of interest on this Security shall be made on the next day which is a Business Day, except that if the next succeeding Business Day falls in the next calendar month, then such floating interest payment date shall be advanced to the immediately preceding day that is a Business Day, and in each case, the related interest periods shall also be adjusted for such non-business days.

Compounded SOFR for each interest period during the floating rate period shall be calculated by the Calculation Agent in accordance with the formula set forth herein with respect to the Observation Period (as defined below) relating to such interest period. The Calculation Agent shall determine Compounded SOFR, the interest rate and accrued interest for each interest period in the floating rate period in arrears as soon as reasonably practicable on or after the Interest Payment Determination Date (as defined below) for such interest period and prior to the relevant floating interest payment date and will notify the Company (if the Company is not the Calculation Agent) of Compounded SOFR, such interest rate and accrued interest for each interest period in the floating rate period as soon as reasonably practicable after such determination, but in any event by the Business Day immediately prior to the relevant floating interest payment date. At the request of a Holder of this Security, the Company shall provide Compounded SOFR, the interest rate and the amount of interest accrued with respect to any interest period in the floating rate period, after Compounded SOFR, such interest rate and accrued interest have been determined. The Calculation Agent’s determination of any interest rate, and its calculation of interest payments for any interest period in the floating rate period, will be final and binding absent manifest error, will be maintained on file at the Calculation Agent’s designated office and will be provided in writing to the Trustee promptly after the determination thereof.

For purposes of this Security:

“Benchmark” means, initially, Compounded SOFR; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Compounded SOFR (or the published SOFR Index used in the calculation thereof) or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

“Benchmark Replacement” means the first alternative set forth in the order below that can be determined by the Company or its designee as of the Benchmark Replacement Date; provided that if the Benchmark Replacement cannot be determined in accordance with clause (1) below as of the Benchmark Replacement Date and the Company or its designee shall have determined that the ISDA Fallback Rate determined in accordance with clause (2) below is not an industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate notes at such time, then clause (2) below shall be disregarded, and the Benchmark Replacement shall be determined in accordance with clause (3) below:

(1)	the sum of: (a) an alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark and (b) the Benchmark Replacement Adjustment;

(2)	the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment; or

(3)	the sum of: (a) the alternate rate of interest that has been selected by the Company or its designee as the replacement for the then-current Benchmark giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate notes at such time and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by the Company or its designee as of the Benchmark Replacement Date:

(1)	the spread adjustment (which may be a positive or negative value or zero), or method for calculating or determining such spread adjustment, that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;

(2)	if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, the ISDA Fallback Adjustment; or

(3)	the spread adjustment (which may be a positive or negative value or zero) that has been selected by the Company or its designee giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated floating rate notes at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definitions or interpretations of interest period, the timing and frequency of determining rates and making payments of interest, the rounding of amounts or tenors, and other administrative matters) that the Company or its designee decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the Company or its designee decides that adoption of any portion of such market practice is not administratively feasible or if the Company or its designee determines that no market practice for use of the Benchmark Replacement exists, in such other manner as the Company or its designee determines is reasonably practicable).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark (including any daily published component used in the calculation thereof):

(1)	in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark (or such component); or

(2)	in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark (including the daily published component used in the calculation thereof):

(1)	a public statement or publication of information by or on behalf of the administrator of the Benchmark (or such component) announcing that such administrator has ceased or will cease to provide the Benchmark (or such component), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component);

(2)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark (or such component), the central bank for the currency of the Benchmark (or such component), an insolvency official with jurisdiction over the administrator for the Benchmark (or such component), a resolution authority with jurisdiction over the administrator for the Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark (or such component), which states that the administrator of the Benchmark (or such component) has ceased or will cease to provide the Benchmark (or such component) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component); or

(3)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“Business Day” is any day that is not a Saturday or Sunday, and that is not a day on which banking institutions in the State of New York or in the Place of Payment are authorized or obligated by law or executive order to close.

“Calculation Agent” means the firm appointed by the Company prior to the commencement of the floating rate period. The Company or an affiliate of the Company may assume the duties of the Calculation Agent.

“Compounded SOFR” means, with respect to any interest period during the floating rate period, the rate determined by the Calculation Agent in accordance with the following formula (and the resulting percentage will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point):

where:

“SOFR IndexStart” means, for periods other than the initial interest period during the floating rate period, the SOFR Index value on the preceding Interest Payment Determination Date, and, for the initial interest period during the floating rate period, the SOFR Index value on the date that is two U.S. Government Securities Business Days before the first day of such initial interest period (such first day expected to be March 7, 2030);

“SOFR IndexEnd” means the SOFR Index value on the Interest Payment Determination Date relating to the applicable floating interest payment date (or in the final interest period, relating to the Maturity Date, or, in the case of the redemption of this Security, relating to the applicable Redemption Date); and

“d” is the number of calendar days in the relevant Observation Period.

“Interest Payment Determination Date” means the date two U.S. Government Securities Business Days before each floating interest payment date (or, in the case of the redemption of this Security, preceding the applicable Redemption Date).

“ISDA” means the International Swaps and Derivatives Association, Inc., or any successor thereto.

“ISDA Definitions” means the 2021 ISDA Definitions published by ISDA, or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“Observation Period” means, in respect of each interest period during the floating rate period, the period from, and including, the date two U.S. Government Securities Business Days preceding the first date in such interest period to, but excluding, the date two U.S. Government Securities Business Days preceding the floating interest payment date for such interest period (or in the final interest period during the floating rate period, preceding the Maturity Date or, in the case of the redemption of this Security, preceding the applicable Redemption Date).

“Reference Time” with respect to any determination of the Benchmark means (1) if the Benchmark is Compounded SOFR, the SOFR Index Determination Time, and (2) if the Benchmark is not Compounded SOFR, the time determined by the Company or its designee in accordance with the Benchmark (including, if applicable, any Benchmark Replacement Conforming Changes).

“Relevant Governmental Body” means the Federal Reserve Board and/or the FRBNY, or a committee officially endorsed or convened by the Federal Reserve Board and/or the FRBNY or any successor thereto.

“SOFR” means the daily secured overnight financing rate as provided by the SOFR Administrator on the SOFR Administrator’s Website.

“SOFR Administrator” means the Federal Reserve Bank of New York (the “FRBNY”) (or a successor administrator of SOFR).

“SOFR Administrator’s Website” means the website of the FRBNY, currently at https://www.newyorkfed.org/markets/reference-rates/sofr, or any successor source.

“SOFR Index” means, with respect to any U.S. Government Securities Business Day:

(1)	the SOFR Index value as published by the SOFR Administrator as such index appears on the SOFR Administrator’s Website at 3:00 p.m. (New York time) on such U.S. Government Securities Business Day (the “SOFR Index Determination Time”); or

(2)	if a SOFR Index value does not so appear as specified in (1) above at the SOFR Index Determination Time, then:

(i)	If a Benchmark Transition Event and its related Benchmark Replacement Date have not occurred with respect to SOFR, “Compounded SOFR” means, for the applicable interest period in the floating rate period for which such index is not available, the rate of return on a daily compounded interest investment calculated in accordance with the formula for SOFR Averages, and definitions required for such formula, published on the SOFR Administrator’s Website, at https://www.newyorkfed.org/markets/reference-rates/additional-information-about-reference-rates, or any successor source. For the purposes of this provision, references in the SOFR Averages compounding formula and related definitions to “calculation period” shall be replaced with “Observation Period” and the words “that is, 30-, 90-, or 180- calendar days” shall be removed. If SOFR does not so appear for any day, “i” in the Observation Period (“SOFRi”), SOFRi for such day “i” shall be SOFR published in respect of the first preceding U.S. Government Securities Business Day for which SOFR was published on the SOFR Administrator’s Website; or

(ii)	If the Company or its designee determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred on or prior to the Reference Time in respect of any determination of the Benchmark on any date :

(a)	The applicable Benchmark Replacement shall replace the then-current Benchmark for all purposes relating to this Security during the floating rate period for all purposes relating to this Security in respect of such determination on such date and all determinations on subsequent dates;

(b)	In connection with the implementation of a Benchmark Replacement, the Company or its designee shall have the right to make Benchmark Replacement Conforming Changes from time to time;

(c)	Any determination, decision or election made by the Company or its designee pursuant to the benchmark replacement provisions described herein, including any determination with respect to tenor, rate or adjustment, or the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection:

•	will be conclusive and binding on the beneficial owners and Holders of this Security and the Trustee absent manifest error;

•	if made by the Company as Calculation Agent, will be made in the Company’s sole discretion;

•	if made by a Calculation Agent other than the Company or its designee (which may be an affiliate of the Company), will be made after consultation with the Company, and such Calculation Agent or designee (which may be an affiliate of the Company) will not make any such determination, decision or election to which the Company reasonably objects; and

•	notwithstanding anything to the contrary in the indenture or this Security, shall become effective without consent from the Holders of this Security, the Trustee or any other party;

(d)	Any determination, decision or election pursuant to these benchmark replacement provisions shall be made by the Company or its designee (which may be an affiliate of the Company) on the basis as described above, and in no event shall the Trustee or the Calculation Agent be responsible for making any such determination, decision or election.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“U.S. Government Securities Business Day” means any day except for a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association or any successor organization recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual or electronic signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this security to be duly executed.

Dated:

FIRST HORIZON CORPORATION

By:
Name:
Title:

Attest:

By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A, as Trustee

Date:	By:
Authorized Officer

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of December 20, 2010, as supplemented by the Supplemental Indenture No. 1, dated as of May 26, 2020 and the Supplemental Indenture No. 2, dated as of March 7, 2025 (herein called the “Indenture”, which term shall have the meaning assigned to it in such instrument), between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof initially limited in aggregate principal amount to $500,000,000, provided that the Company may, without the consent of any Holder, at any time and from time to time increase the initial principal amount as provided in the Indenture.

The Securities of this series are subject to redemption. On or after September 3, 2025 (or, if additional Securities are issued thereafter, beginning 180 days after the issue of such additional Securities) and prior to the March 7, 2030 (the “Par Call Date”), the Company may redeem the Securities at its option, in whole or in part, at any time and from time to time, at a Redemption Price (expressed as a percentage of principal amount and rounded to three decimal places), equal to the greater of:

•	(a) the sum of the present values of the remaining scheduled payments of principal and interest on the Securities to be redeemed, discounted to the Redemption Date (assuming the Securities to be redeemed matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 25 basis points less (b) interest accrued on the notes to be redeemed to the date of redemption; and

•	100% of the principal amount of the Securities to be redeemed,

plus, in either case, accrued and unpaid interest thereon, if any, to, but excluding, the Redemption Date.

Additionally, the Company may redeem the Securities at its option, in whole, but not in part, on the Par Call Date at a Redemption Price equal to 100% of the aggregate principal amount of the Securities, plus accrued and unpaid interest thereon, if any, to, but excluding, the Redemption Date. The Company may also redeem the Securities at its option, in whole or in part, at any time and from time to time on or after February 5, 2031, at a Redemption Price equal to 100% of the principal amount of the Securities being redeemed, plus accrued and unpaid interest thereon, if any, to, but excluding, the Redemption Date.

“Treasury Rate” means, with respect to any Redemption Date, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the Redemption

Date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable:

(1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the Redemption Date to the Par Call Date (the “Remaining Life”); or

(2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or

(3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life.

For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the Redemption Date.

If on the third business day preceding the Redemption Date H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such Redemption Date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

The actions and determinations of the Company in determining the Redemption Price shall be conclusive and binding for all purposes, absent manifest error.

Notice of any redemption shall be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the Redemption Date to each Holder of the Securities to be redeemed.

In the case of a partial redemption of this Security, selection of the Securities for redemption will be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair. No Securities of a principal amount of $2,000 or less will be redeemed in part. If any Security is to be redeemed in part only, the notice of redemption that relates to the Security will state the portion of the principal amount of the Security to be redeemed. A new security in a principal amount equal to the unredeemed portion of the Security will be issued in the name of the Holder of the Security upon surrender for cancellation of the original security. For so long as the Securities are held by DTC (or another depositary), the redemption of the Securities shall be done in accordance with the policies and procedures of the depositary.

Unless the Company defaults in payment of the Redemption Price, on and after the Redemption Date interest will cease to accrue on the Securities or portions thereof called for redemption.

The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Security or certain restrictive covenants and Events of Default and Covenant Breaches with respect to this Security, in each case upon compliance with certain conditions set forth in the Indenture.

If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or Trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default or Covenant Breach with respect to the Securities of this series, the Holders of not less than 25% in principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default or Covenant Breach as Trustee and offered the Trustee indemnity reasonably satisfactory to the Trustee, and the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities of this series are issuable only in registered form without coupons in denominations of $2,000 and any integral multiple of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

THIS SECURITY AND THE INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

All terms used in this Security which are defined in the Indenture and are not otherwise defined herein shall have the meanings assigned to them in the Indenture.